	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: APRIL 26, 2007		(513) 793-3200

LSI INDUSTRIES INC. RELEASES HIGHER OPERATING RESULTS FOR THE
THIRD QUARTER ENDED MARCH 31, 2007, DECLARES REGULAR QUARTERLY
CASH DIVIDEND, AND SEES RECORD OPERATING RESULTS AHEAD

Cincinnati, OH; April 26, 2007 - LSI Industries Inc. (Nasdaq:LYTS) today:

•	reported third quarter net sales of $75,323,000, an increase of 17% over the same period of the prior fiscal year;

•	reported third quarter net income of $3,298,000, an increase of 37% over the same period of the prior fiscal year;

•	reported third quarter diluted per share earnings of $0.15, an increase of 25% over the same period of the prior fiscal year;

•
declared a regular cash dividend of $0.13 per share (indicated annual rate of $0.52 per share), an 8% increase over the regular quarterly rate of the prior fiscal year and the fourteenth increase since 1989; and

•	revised fiscal 2007 guidance with net sales expected to be $325,000,000 to $335,000,000 and iluted earnings per share $0.86 to $0.88, and sees double-digit growth for fiscal 2008.

Financial Highlights (In thousands, except per share data; unaudited)	Three Months Ended March 31			Nine Months Ended March 31
	2007	2006	% Change	2007	2006	% Change

Net Sales	$75,323	$64,504	16.8%	$243,630	$208,726	16.7%

Operating Income	$5,121	$3,519	45.5%	$22,173	$15,372	44.2%

Net Income	$3,298	$2,415	36.6%	$13,828	$9,990	38.4%

Earnings Per Share (diluted)	$0.15	$0.12	25.0%	$0.63	$0.49	28.6%

	3/31/07	6/30/06
Working Capital	$68,338	$66,787
Total Assets	$223,433	$224,401
Long-Term Debt	$6,518	$16,571
Shareholders’ Equity	$171,591	$164,985

LSI Industries Inc. Fiscal 2007 Third Quarter Results
April 26, 2007

Third Quarter 2007 Results

Net sales in the third quarter of fiscal 2007 were $75,323,000, an increase of 17% over last year’s third quarter net sales of $64,504,000. Fiscal 2007 third quarter net income of $3,298,000 ($0.15 per share) increased 37% from the $2,415,000 ($0.12 per share) reported last year in the same period. Lighting Segment net sales decreased 1% to $45.4 million, and Graphics Segment net sales increased 28% to $23.8 million. Net sales of the Technology Segment, created as the result of the June 2006 acquisition of SACO Technologies, Inc., a leading developer and producer of solid state LED products, were $6.1 million in the third quarter of fiscal 2007. Third quarter fiscal 2007 earnings include reversal of a $590,000 loss contingency reserve, associated with a menu board patent lawsuit, that is no longer required. Earnings per share represent diluted earnings per share.

Nine Month 2007 Results

Net sales in the first nine months of fiscal 2007 were $243,630,000, an increase of 17% over last year’s nine month net sales of $208,726,000. Fiscal 2007 nine month net income of $13,828,000 ($0.63 per share) increased 38% from the $9,990,000 ($0.49 per share) reported last year in the same period. Lighting Segment net sales increased 0.1% to $145.3 million, and Graphics Segment net sales increased 32% to $83.9 million. Net sales of the Technology Segment were $14.4 million in the first nine months of fiscal 2007. Fiscal 2007 nine month earnings include reversal of a $590,000 loss contingency reserve, associated with a menu board patent lawsuit, that is no longer required.

Company Comments

Bob Ready, President and Chief Executive Officer, commented, “On balance I was quite pleased with the third quarter as business continued to be strong with net sales, net income, and diluted earnings per share increasing 17%, 37%, and 25%, respectively for the third quarter of this fiscal year as compared to the same period of the prior fiscal year. During the third quarter, net sales of our Graphics business increased 28% and we recorded sales from our first installation of solid-state digital billboards. Our Lighting sales increased 16% to the commercial and industrial markets but were essentially flat taken as a whole due to continued softness in two or our niche markets of petroleum and automotive, and timing with a national account. As we have said before, because of the nature of our large customer re-imaging lighting and graphics programs, we often experience quarter-to-quarter variability caused by customer requirements beyond our control. It all evens out when looked at over a longer period, but can and does cause quarterly variations.

“We see a strong fourth quarter and look forward to reporting record net sales and net income for fiscal 2007. With regard to guidance, based on actual results through nine months and the outlook for the fourth quarter, we now expect sales to be between $325 million and $335 million and diluted earnings per share between $0.86 and $0.88 for fiscal 2007. On a preliminary basis we believe the “street” estimates of diluted per share earnings of between $1.05 and $1.15 for fiscal 2008 appear reasonable.

“Our excitement over world class opportunities in the solid-state LED technology segment continues to grow. Our first five digital billboards for the outdoor advertising industry have been installed in the Memphis area as part of a Clear Channel Outdoor order. We are in the process of making a significant commitment to the efficient design and manufacture of digital billboards. We believe that solid-state LED based lighting holds tremendous growth opportunities for both our Lighting and Graphics businesses.

LSI Industries Inc. Fiscal 2007 Third Quarter Results
April 26, 2007

“We are actively exploring potential acquisition opportunities. With our conservative balance sheet we can comfortably fund capital expenditures, pursue attractive acquisition opportunities, and distribute higher indicated cash dividends to our shareholders.”

Balance Sheet

The balance sheet at March 31, 2007 included current assets of $111.2 million, current liabilities of $42.9 million and working capital of $68.3 million. The current ratio was 2.59 to 1. The Company has shareholders’ equity of $171.6 million and $6.5 million of long-term debt. The Company has borrowing capacity on its commercial bank facilities as of March 31, 2007 of $50.5 million. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.13 per share payable May 15, 2007 to shareholders of record as of May 8, 2007. This indicated annual rate of $0.52 per share represents an 8% increase over the fiscal 2006 annual rate of $0.48 per share. LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate fourteen times during the period.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2007 Third Quarter Results
April 26, 2007

About the Company

LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. The Company’s Technology Segment develops and designs high performance light engines, digital signage and other products using LED lighting technology, including large format LED video screens for the entertainment and sports markets. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,700 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada. The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2007 Third Quarter Results
April 26, 2007

Condensed Income Statements
(in thousands, except per	Three Months Ended March 31		Nine Months Ended March 31
share data; unaudited)	2007	2006	2007	2006

Net sales	$75,323	$64,504	$243,630	$208,726
Cost of products sold	56,849	49,451	179,840	156,124
Gross profit	18,474	15,053	63,790	52,602

Selling and administrative expenses	13,353	11,534	41,617	37,230

Operating income	5,121	3,519	22,173	15,372

Interest (income) expense, net	233	(152)	891	(324)

Income before income taxes	4,888	3,671	21,282	15,696

Income tax expense	1,590	1,256	7,454	5,706

Net income	$3,298	$2,415	$13,828	$9,990

Earnings per common share

Basic	$0.15	$0.12	$0.64	$0.50
Diluted	$0.15	$0.12	$0.63	$0.49

Weighted average common shares outstanding

Basic	21,692	20,201	21,699	20,159
Diluted	21,955	20,393	21,927	20,400

Condensed Balance Sheets
(in thousands, unaudited)	March 31, 2007	June 30, 2006

Current Assets	$111,235	$107,088
Property, Plant and Equipment, net	48,877	52,363
Other Assets	63,321	64,950
	$223,433	$224,401

Current Liabilities	$42,897	$40,301
Long-Term Debt	6,518	16,571
Other Long-Term Liabilities	2,427	2,544
Shareholders’ Equity	171,591	164,985
	$223,433	$224,401